IBT Bancorp, Inc.
        Announces Operating Results for the Quarter Ended March 31, 2007

Irwin, Pennsylvania, April 30, 2007; IBT Bancorp, Inc. (the "Company"), the holding company of Irwin Bank, today announced earnings of $1,868,000 or $.32 per diluted share for the quarter ended March 31, 2007 compared to $2,310,000 or $.39 per diluted share for the comparable 2006 quarter (adjusted for a 100% stock dividend paid on November 16, 2006 and accounted for as a 2-for-1 stock split.)

For the three months ended March 31, 2007 net interest income before the provision for loan losses decreased to $5,382,000 from $5,407,000 during the comparable 2006 period. While interest income increased 13% over the comparable 2006 quarter, interest expense increased 30%. This is due to rates paid for deposits increasing at a faster rate than rates charged for loans. Total non-interest income decreased to $1,627,000 for the quarter ended March 31, 2007 compared to $1,845,000 for the comparable quarter in 2006. This is a result of a decrease in investment security gains of $254,000 from the comparable 2006 quarter. Total non-interest expense for the quarter ended March 31, 2007 was $4,370,000 compared to $4,038,000 for the comparable quarter in 2006. The increase is due primarily to increases in benefits due to increases in health care benefits costs and advertising costs. Income taxes decreased to $521,000 for the quarter ended March 31, 2007 from $604,000 for the comparable quarter in 2006 as a result of the decrease in net income.

President and CEO Charles G. Urtin stated, "As expected, the decrease in the net interest margin continues as the Federal Reserve continues to hold short-term interest rates at current levels. Current interest rate levels, with short-term rates higher than long-term rates, have put increased negative pressure on the Bank's net interest margin. The Bank's liabilities tend to price off the short term-rates, while loans and investments price off the longer-term rates. The
Bank's net interest margin, the ratio of net interest income to average interest-earning assets, has declined 23 basis points on a year-over-year basis. On a positive note, we have been able to hold down salaries and occupancy expenses, although medical insurance premiums continue to rise. We have designed a new logo for our bank subsidiary and shortened the name, and instituted a new training program that will enable our employees to deliver a level of service that is second to none. These undertakings are a result of a branding and market research initiative the Company began in the latter part of 2006. Although advertising costs have increased as we get out the news of the new logo and name and improvements in customer service, we expect these expenditures to pay dividends in the future. We are continuing to target non-interest expenses, and growing non-interest income to improve the earnings of the bank. We have continued the dividend at current levels."

Total assets of the Company were $741,483,000 at March 31, 2007 as compared to $740,962,000 at December 31, 2006. Net loans were $466,023,000 at March 31, 2007 as compared to $467,721,000 at December 31, 2006. The Bank experienced a decline in first quarter loan originations following seasonal drop in fourth quarter loan applications. Investments increased to $224,917,000 at March 31, 2007 as compared to $221,249,000 at December 31, 2006.

Total deposits were $572,114,000 at March 31, 2007 as compared to $572,472,000 at December 31, 2006. Advances from the Federal Home Loan Bank of Pittsburgh decreased to $69,947,000 at March 31, 2007 as compared to $72,410,000 at December 31, 2006. Repurchase agreements increased to $30,072,000 at March 31, 2007 from $27,417,000 at December 31, 2006.

During the quarter the Company repurchased 600 shares on the open market at a weighted average cost of $21.42 per share.


Irwin Bank is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, six branch offices, two loan centers, a trust division and three supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company's common stock is traded on the American Stock Exchange under the symbol "IRW". For more information please visit at www.myirwinbank.com.
-------------------

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any such forward-looking statements.


IBT Bancorp, Inc.
Selected Financial Data (Unaudited)

(Dollars in Thousands, except per share data)

                                                   March 31,      December 31,
                                                   ---------      ------------
                                                      2007           2006
                                                    --------       --------
Total Assets                                        $741,483       $740,962
Securities available for sale                       $224,917       $221,249
Federal Home Loan Bank stock, at cost               $  4,981       $  5,197
Total loans, net                                    $466,023       $467,721
Total liabilities                                   $678,389       $678,381
Interest bearing deposits                           $486,766       $486,918
Non-interest bearing deposits                       $ 85,348       $ 85,554
FHLB advances                                       $ 69,947       $ 72,410
Stockholders' equity                                $ 63,094       $ 62,581

                                                         Three Months Ended
                                                              March 31,
                                                       -------------------------
                                                        2007             2006
                                                       -------          -------
Interest Income                                        $10,616          $ 9,418
Interest Expense                                         5,234            4,011
                                                       -------          -------
     Net interest income                                 5,382            5,407
Provision for loan losses                                  250              300
                                                       -------          -------
Net interest income after
     provision for loan losses                           5,132            5,107
Non-interest income                                      1,627            1,845
Non-interest expense                                     4,370            4,038
                                                       -------          -------

Income before income taxes                               2,389            2,914
Income tax expense                                         521              604
                                                       -------          -------

Net income                                             $ 1,868          $ 2,310
                                                       =======          =======

Per Share Data:
Basic earnings per share                               $  0.32          $  0.39
Diluted earnings per share                             $  0.32          $  0.39
Dividends per share                                    $  0.25          $  0.25

Selected Ratios (annualized):
Return on Average Assets                                  1.01%            1.34%
Return on Average Equity                                 12.09%           15.27%
Net Interest Spread                                       2.52%            2.82%
Net Interest Margin                                       3.08%            3.31%


                                                       March 31,    December 31,
                                                       ---------    ------------
                                                        2007             2006
                                                       -------          -------
Additional Per Share Data:
Shares Outstanding                                   5,882,040        5,882,640
Book Value per Share                                $    10.73       $    10.64